EXHIBIT 23.1

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                        INDEPENDENT ACCOUNTANTS CONSENT

The Board of Directors
Telehublink Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-34456) on Form S-8 of Telehublink Corporation of our report dated July 14, 2000, relating to the consolidated balance sheet of Telehublink Corporation as of January 29, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended, which report appears in the January 29, 2000 Annual Report on Form 10-KSB of Telehublink Corporation.


Boston, Massachusetts
July 19, 2000